                                                                 Exhibit (h)(11)


                         SHAREHOLDER SERVICING AGREEMENT

        THIS AGREEMENT ("Agreement") is made as of this day of , 200 , between _________________ ("Organization") and each of the registered investment companies ("Fund Company"), acting on its own behalf and on behalf of each of its series or classes of shares, if any, listed on Schedule I, as amended from time to time (each such series or class being referred to as a "Fund").

        WHEREAS, Organization wishes to perform certain recordkeeping, shareholder communication, and other administrative services for its customers ("Customers") that invest in the Funds, as specified herein, and may have entered into a Mutual Fund Sales Agreement with the distributor for the Funds (the "Distributor") pursuant to which Organization may purchase, exchange and redeem shares of the Funds (the "Shares"); and

        WHEREAS, each Fund Company wishes to have Organization perform the recordkeeping, shareholder communication, and other administrative services specified herein for its Customers:

        NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1. Services and Role and Relationship of the Parties.

        (a) During the term of this Agreement, Organization shall provide, as an independent contractor and as Fund Company's limited agent for purposes of receiving and transmitting orders and instructions regarding the purchase, exchange and redemption of Shares, those services described on Schedule II (the "Services"), as it may be amended from time to time. All Services to be rendered by the Organization hereunder shall be performed in a professional, competent and timely manner.

        (b) The parties acknowledge and agree that the Services are recordkeeping, shareholder communication and other administrative services only, and are not distribution services or the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933 (the "1933 Act") or the Investment Company Act of 1940 (the "1940 Act"). This Agreement does not grant Organization any right to purchase shares from any Fund for itself or on behalf of its Clients.

2. Operating Procedures. During the term of this Agreement, in connection with the performance of the Services, Organization and Fund Company will follow the operating procedures set forth in Schedule III hereof (the "Operating Procedures").

3. Compliance Responsibilities.

        (a) At all times, Organization shall comply with all applicable laws, rules and regulations in performing the Services. Organization shall at all times comply with the terms of the prospectus and statement of additional information (collectively, the "Prospectus") for the Funds, including, but not limited to, the disclosure related to "Purchasing, Selling and Exchanging Fund Shares", the terms of any sales charges, redemption fees or limitation on exchanges and other short-term trading limitations (i.e., frequent purchases and sales activity by the same beneficial owner).

        (b) Organization acknowledges and agrees that neither Fund Company nor any Fund is responsible for Organization's compliance with any applicable law, rule or regulation governing performance of the Services.

        (c) Organization acknowledges that Fund Company has full authority to take such action as they may deem advisable in respect of all matters pertaining to the continuous offering of shares of any Fund. Fund Company reserves the right in its sole discretion to suspend sales or withdraw the offering of shares of any Fund after reasonable notice to Organization that such shares will no longer be available to the public, provided, however, that in the event that Fund Company or Fund is required by law or regulation to suspend sales or withdraw the offering, or if Fund Company believes that such suspension or withdrawal is appropriate from a portfolio management perspective, Fund Company may immediately suspend sales or withdraw the offering for any Fund and will use its reasonable best efforts to notify Organization as soon as practicable of such decision.

4. Representations with Respect to the Funds. Organization shall not make, nor shall it allow its affiliates or employees to make representations concerning a Fund Company, Fund or Shares, except those contained in (i) the Prospectus of a Fund, (ii) current sales literature created by or on behalf of the Funds by its adviser or the adviser's affiliates, or (iii) current sales literature created by Organization which has been submitted to, and approved in writing, by the Fund Company or its agents prior to the use or distribution of such sales literature by Organization, its affiliates or agents.

5. Use of the Organization's Name; Use of Fund Company's Name. The Fund Company shall not use the name of the Organization (or any of its affiliates or subsidiaries) in any Prospectus, sales literature or other material relating to the Fund Company in a manner not approved by the Organization prior thereto in writing, such approval to not be unreasonably withheld; provided, however, that the approval of the Organization shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder and the terms hereof or which is required by law, including without limitation, by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority.

        The Organization shall not use the name of Fund Company or any Fund in any manner not approved thereto in writing, such approval to not be unreasonably withheld; provided, however, that the approval of Fund Company shall not be required for the use of Fund Company's name in connection with communications permitted by Section 4 hereof or for any use of the Fund Company's name which merely refers in accurate and factual terms to the Fund Company in connection with the Organization's role hereunder or which is required by law, including without limitation, by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority.

6. Security. The Organization represents and warrants that to the best of its knowledge, the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Organization's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund Company may from time to time specify the types of records and other data of the Fund Company to be safeguarded in accordance with this Section 6.

7. Reports.

        (a) Quarterly, and more frequently to the extent requested by the Fund Company from time to time, the Organization agrees that it will provide the Fund Company or its agent with a written report of the amounts expended by the Organization pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Fund Company or its agent and shall supply all information necessary for the Fund Company to discharge its responsibilities under applicable laws and regulations.

        (b) Unless Organization provides Fund Company with the quarterly certifications required pursuant to Section 9(j) hereof, Organization will provide Fund Company or its agents with information on a monthly basis concerning trading information for underlying account owners to enable Fund Company to verify Organization's compliance with Fund Company's policies regarding limitations on exchanges and short-term trading.

8. Recordkeeping.

        (a) Obligations Under the 1940 Act. The Organization shall maintain records in a form reasonably acceptable to the Fund Company and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of Section 31 of the 1940 Act and the rules thereunder. Such records will be made available at the Fund Company's or its agent's reasonable request for inspection and use by the Fund Company, its agents or governmental authorities. The Organization agrees that, for so long as it retains any records in connection with this Agreement, it will meet all reporting requirements pursuant to the 1940 Act and applicable to the Organization with respect to such records.

        (b) Obligations under the 1933 Act. The Organization shall maintain accurate and complete records with respect to services performed by the Organization in connection with the purchase and redemption of Shares. Such records shall be maintained in form reasonably acceptable to the Fund Company and to the dealer or agent selling those Shares in compliance with the requirements of all applicable laws, rules and regulations, including without limitation, Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, (the "1934 Act") pursuant to which the selling dealer or agent of the Shares must maintain certain records. All such records maintained by the Organization shall be the property of such selling dealer or agent and will be made available for inspection and use by the Fund Company, its agents or government authorities or such selling dealer or agent upon the request of either. The Organization shall file with the Securities and Exchange Commission and other appropriate governmental authorities, and furnish to the Fund Company, its agents and any such selling dealer or agent copies of all reports and undertakings as may be reasonably requested by the Fund Company, its agents or such selling dealer or agent in order to comply with the said rules. If so requested by any such selling dealer or agent, the Organization shall confirm to such selling dealer or agent its obligations under this Section 8 by a writing reasonably satisfactory to such selling dealer or agent.

        (c) Transfer of Customer Data. In the event this Agreement is terminated or is assigned pursuant to Section 19 hereof, the Organization shall transfer to its successor or to such designee as the Fund Company may direct a certified list of the shareholders of the Fund Company serviced by the Organization (with name, address and tax identification or Social Security number, if any), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Organization under this Agreement and will use its best efforts to cooperate in the orderly transfer of its duties and responsibilities under this Agreement to such successor or designee, including assistance in the establishment of books, records and other data by the successor or designee.

        (d) Survival of Record-Keeping Obligations. The record-keeping obligations imposed in this Section 8 shall survive the termination of this Agreement for a period of five years.

        (e) Obligations Pursuant to Agreement Only. Nothing in this Section 8 shall be construed so that the Organization would, by virtue of its role hereunder, be required under applicable law to maintain the records required to be maintained by it under this Section 8, but is understood that the Organization has agreed to do so in order to enable the Fund Company and the selling dealer or agent to comply with laws and regulations applicable to them.

9. Representations, Warranties and Covenants of Organization. Organization represents, warrants, and covenants severally and jointly on behalf of its affiliates and any agents engaged to perform services hereunder, that:

        (a) it is duly organized and validly existing in its state of organization and has full power and authority under applicable law and has taken all action necessary, to enter into and perform its obligations and duties under this Agreement, and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity; this Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms; no consent or authorization of, filing with or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performances, validity or enforceability of this Agreement;

        (b) it is registered, shall register or is exempt from registration as a transfer agent pursuant to Section 17A of the 1934 Act (it being understood by the parties hereto that failure on the part of Organization to so register, if not exempt from registration, will constitute a material breach of this Agreement); if required under applicable regulations, Organization will amend its TA-1 to disclose its appointment hereunder as a limited purpose agent to the Fund Company;

        (c) all purchases, redemptions and exchange orders and instructions with respect to Shares received by it on any Business Day and transmitted to the Fund Company for processing pursuant to this Agreement will have been received and time stamped prior to the Close of Trading on such Business Day;

        (d) all purchases, redemptions and exchanges of Shares contemplated by this Agreement shall be effected by Organization in accordance with each Fund's Prospectus;

        (e) it will comply with all applicable state and federal laws, rules and regulations and with the applicable rules and regulations of authorized regulatory agencies and the National

Association of Securities Dealers, Inc. thereunder in connection with performance of its services hereunder;

        (f) (i) it has, and will maintain, an anti-money laundering ("AML") program that satisfies the requirements of Title III of the USA PATRIOT Act and applicable anti-money laundering regulations ("Applicable Law"); (ii) it will comply with Applicable Law with respect to the Shares, including, but not limited to, the monitoring and reporting of suspicious transactions and the implementation of a customer identification program that complies with Applicable Law; (iii) it will supply Fund Company and the Funds or their agents, upon request, with evidence of the due diligence work that it has carried out for particular introduced customers and such other information and reports as Fund Company, the Funds or their agents may from time to time reasonably request; (iv) with respect to Shares held in the name of Organization's customers (i.e. fully disclosed accounts), it will promptly inform Fund Company and the Fund if Organization cannot form a reasonable belief that it knows the true identity of the customer within a reasonable time after the account has been opened for such customer; and (v) it will permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to Organization's AML program as they may reasonably request;

        (g) it has adopted policies and procedures reasonably designed to ensure that orders for Fund shares ("Fund Orders") received prior to the Close of Trading are segregated from Fund Orders received after the Close of Trading, and that such orders be properly transmitted to the Funds (or their agents) in accordance with this Agreement for execution at the current day's net asset value ("NAV") and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders;

        (h) it has adopted policies and procedures reasonably designed to ensure that Fund Orders received after the Close of Trading are properly transmitted to the Funds (or their agents) for execution at the next day's NAV and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders;

        (i) it has adopted policies and procedures reasonably designed to ensure that all applicable redemption fees and limitations on frequent trading are being adhered to in accordance with the terms of the Funds' Prospectus;

        (j) unless Organization provides Fund Company with underlying account information pursuant to section 7 (b) hereof, it will certify quarterly that, at all times, it has complied with the terms of this Agreement, including, without limitation, compliance with Fund Company's policies regarding limitations on exchanges and short-term trading;

        (k) it has disclosed this service arrangement to its Customers and will notify its Customers that Organization may impose certain conditions on them in addition to or different from those imposed by the Fund Company, such as requiring a minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by the Organization (which fees may either relate specifically to the Organization's services with respect to the Fund Company or generally cover services not limited to those with respect to the Fund Company). Organization shall bill Customers directly for such fees. In the event the Organization charges Customers such fees, it shall notify the Fund Company in advance and make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers of any such fees charged to the Customer;

        (l) it will maintain at all times general liability and other insurance coverage that is reasonable and customary in light of its duties hereunder and shall provide financial statements concerning its financial condition as reasonably requested; and

        (m) it will promptly notify Fund Company in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representation, warranty or covenant made herein above.

10. Representations, Warranties and Covenants of Fund Company. Each Fund Company represents, warrants, and covenants severally and not jointly, that:

        (a) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform its duties and obligations under this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity;

        (b) it will comply with all applicable material state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder;

        (c) it will promptly notify Organization in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representations, warranties or covenants made herein above; and

        (d) the Funds are registered as investment companies under the 1940 Act and the Shares are registered under the 1933 Act.

11. Indemnification. Each party shall indemnify and hold harmless the other, and the other's affiliates, agents, control persons, officers, directors and employees, from any claim, demand, loss, expense or cause of action ("Claim") resulting from (a) the bad faith or negligence of the indemnifying party or its affiliates, control persons, officers, directors or employees in carrying out their obligations under this Agreement, or (b) breach at any time of its representations, warranties or covenants hereunder by the indemnifying party, provided, however, that neither party shall be liable for indemnification hereunder to the extent that any Claim results from the bad faith or negligence of the indemnified party. Each party shall have the affirmative duty to take such actions as may be reasonably required to mitigate the potential damages of the other party subject to indemnification under this Agreement. Such indemnification shall survive the termination of this Agreement.

        In any case in which an indemnifying party may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification against the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any Claim that may be the subject of indemnification hereunder. In the event that the indemnifying party elects to defend against such Claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party. The indemnified party may retain additional counsel at its expense. Except with the prior written consent of the indemnifying party, the indemnified party shall not confess any Claim or make any compromise in any case in which the indemnifying party will be asked to indemnify the indemnified party.

12. Fees and Expenses.

         (a) Each party shall bear all expenses incidental to the performance of its duties and obligations under this Agreement. In consideration for the Services, the Organization shall receive fees to be paid in arrears periodically based on a percentage of the net asset value of accounts for whom the Organization is the holder or agent of record or with whom it maintains a servicing relationship. Such fee shall be at the annual rates as set forth on
Schedule I hereto. For
purposes of determining the fees payable to the Organization hereunder, the value of the Fund Company's net assets shall be computed in the manner specified in the Fund Company's Prospectus for computation of the net asset value of the Fund Company's Shares. The above fees constitute all of the fees to be paid to the Organization by the Fund Company with respect to the services contemplated hereby. It is understood, however, that in no event shall the Organization have recourse or access to the account of any shareholder of the Fund Company except to the extent expressly authorized by law or by such shareholder, or to any assets of the Fund Company, for payment of any direct fees referred to in this
Section 12.

        (b) After the date of termination of this Agreement as to any Fund, Fund Company will not be obligated to pay the Fee with respect to any Shares, regardless of whether the Shares were first purchased by Client before or after such termination.

13. Effectiveness of Agreement; Term.

        (a) This Agreement shall become effective as to any particular Fund on the date of the Funds execution of Schedule I as provided in Section 17 hereof.

        (b) This Agreement may be terminated at any time by any party hereto upon thirty (30) days prior written notice to the other party hereto or upon such shorter notice as is required by law, order or regulatory or self-regulatory authority with jurisdiction over the terminating party or at such time as the parties hereto may agree to in writing. Notwithstanding the foregoing, this Agreement may be terminated immediately upon a material breach by any party hereto.

        (c) This Agreement shall immediately cease to apply with respect to any Fund at such time as Shares of such Fund are no longer offered to the public (except that this Agreement shall continue to apply with respect to accounts in such Fund created, and to purchases and redemptions of such Fund made prior to cessation of public offering for so long as such accounts remain in that Fund).

14. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service, or sent by confirming telegram, cable, telex or facsimile sending device, to the intended recipient thereof at the following address: If to Organization, to:
________________________________________.

If to the Fund Company, to: Joseph Trainor, United States Trust Company of New York, 114 West 47th Street, 14th Floor, New York, New York 10036-1532, with a copy to Alexandra Poe, United States Trust Company of New York., 114 West 47th Street, New York, NY 10036-1532.

        If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed given when delivered. If notice is sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, it shall be deemed to have been given on the day it is delivered.

15. Confidentiality. Except as otherwise provided under this Agreement, all notifications, reports, books, records, data and other information supplied by one party to the other in connection with this Agreement (collectively, "Information") shall remain the property of the party supplying such information and, except as otherwise provided hereunder, shall be kept confidential by the other party; provided, however, that copies of any such information may be retained by a party to the extent required by applicable law, court order, or the reasonable internal polices of a party.

        Organization and the Fund Company acknowledge and understand the competitive value and confidential nature of internal, non-public financial and business information of the other parties hereto. The parties hereto also understand that such information is to be considered as confidential, proprietary and trade secrets of each other party and its affiliates. Organization and the Fund Company agree to use their best efforts (the same being not less than that employed to protect their own confidential and proprietary information) to safeguard such information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Except as otherwise provided hereunder, neither Organization nor the Fund Company shall, without the prior written approval of an officer of another affected party, directly or indirectly, disclose information to any person or business entity except for a limited number of employees of each party on a need-to-know basis. Notwithstanding anything in this Agreement to the contrary, the parties hereto may disclose any such information: (a) as may be legally required by a court or governmental agency or entity; (b) which is or becomes available to the general public through no act of, failure to act by, or fault of, the disclosing party; (c) which is subsequently disclosed to a party hereto on a non-confidential basis by a third party not having a confidential relationship with another party hereto which rightfully acquired such information; or (d) as independently developed by a party hereto.

16. Complete Agreement. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings among the parties with respect to the subject matter hereof, whether oral or written, express or implied.

17. Modification and Waiver. This Agreement may be modified or amended, and its terms may be waived, only by a writing signed by each of the parties hereto; provided, however, that Schedule I hereto may be amended to add or remove a Fund Company or Fund, in writing by signature of the Fund Company involved without the need for signatures of the Organization. Such amendment shall be effective no earlier than thirty (30) days after delivery of an amended Schedule I to Organization.

        Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision only and shall not constitute a permanent, future waiver of such provision.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

19. Assignment. This Agreement shall not be assigned by a party hereto without the prior written consent of the other parties hereto.

20. Headings. The headings of this Agreement are for reference only and shall not otherwise affect the interpretation or construction hereof.

21. Non-Exclusivity. Each of the parties hereto acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Organization further acknowledges that nothing contained herein shall prohibit the Fund Company or any affiliate of the Fund Company from providing administrative, sub-accounting, trustee, recordkeeping or similar or related services to the Funds.

22. Several, Not Joint Obligations. The duties, responsibilities and obligations of each Fund Company and each Fund pursuant to this Agreement shall be several and not joint with any other Fund Company or Fund. In no event shall any one Fund Company or Fund be responsible for obligations of another Fund Company or Fund.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Maryland for the purposes of Excelsior Funds, Inc. and Excelsior Tax-exempt Funds, Inc. and Delaware with respect to Excelsior Funds Trust, without giving effect to such state's principles of conflicts of law.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.



[NAME OF ORGANIZATION]                            EACH FUND COMPANY IN SCHEDULE
                                                  I BELOW, in their individual
                                                  capacity and on behalf of each
                                                  of their Funds





By:                                               By:

Name:                                             Name:

Title:                                            Title:

                                   SCHEDULE I

                       TO SHAREHOLDER SERVICING AGREEMENT







         Excelsior Funds Inc.                   Effective Date         Fee level







         Excelsior Tax Exempt Funds Inc.







        Excelsior Funds Trust



*Indicates that Fund is a "no-load" or "no sales charge" Fund as defined in
Section 26 of the NASD's Rules of Fair Practice.

                                   SCHEDULE II

                                    SERVICES


        Pursuant to this Shareholder Servicing Agreement, Organization shall be responsible for performing shareholder account administrative and servicing functions, which shall include:

(1) assisting Customers in designating and changing dividend options, account designations and addresses;

(2) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as may reasonably be requested from time to time by the Fund Company;

(3) assisting in processing purchases, exchange and redemption transactions;

(4) arranging for the wiring of funds;

(5) transmitting and receiving funds in connection with Customer orders to purchase, exchange or redeem Shares;

(6) verifying and guaranteeing Customer signatures in connection with redemption orders, transfers among and changes in Customer-designated accounts;

(7) providing periodic statements showing a Customer's account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through Organization;

(8) furnishing on behalf of Distributor (either separately or on an integrated basis with other reports sent to a Customer by Organization) periodic statements and confirmations of all purchases, exchanges and redemptions of Shares in a Customer's account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934 or any other rules pertaining to the provision of confirmations to investors of open-end investment companies that may be promulgated from time to time and other applicable federal or state law;

(9) preparing and delivering on behalf of Distributor (either separately or on an integrated basis with other reports sent to a Customer by Organization) to Customer and to appropriate regulatory authorities required tax information relating to the accounts;

(10) transmitting proxy statements, annual reports, prospectuses and other communications from the Fund Company to Customers within three Business days of such a request, or as otherwise required;

(11) receiving, tabulating and transmitting to the Fund Company proxies executed by Customers with respect to annual and special meetings of shareholders of the Fund Company;

(12) providing reports (at least monthly, but more frequently if so requested by the Fund Company's distributor) containing state-by-state listings of the principal residences of the beneficial owners of the Shares;

(13) providing sub-accounting services with respect to Fund Shares beneficially owned by Customers, including maintaining records of dates and prices for all Fund share transactions;

(14) disbursing Fund dividends and distributions to Customers or providing for their reinvestment into Fund shares;

(15) assisting Fund Company and Distributor in identifying market timers and in enforcing the Funds market timing policies as described in the Funds' Prospectus;

(16) as applicable, perform any and all duties, function, procedures and responsibilities established by the NSCC applicable to the Fund/SERV system and Networking arrangements, and

(17) providing or arranging for the provision of such other related services as the Fund Company or a Customer may reasonably request.

                                  Schedule III

                              Operating Procedures



1. Pricing Information. Fund Company will furnish, or caused to be furnished, to Organization on each business day that the Funds are open for business ("Business Day") with: (i) net asset value information for each Fund as of the close of regular trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time, or as at such other time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"); and (ii) in the case of fixed-income funds, the daily accrual or interest rate factor (mil rate). The Fund Company shall provide such information to Organization by 7 p.m. Eastern Time ("ET") on the same Business Day.

2. Orders for Purchase, Redemption, or Exchange.

        (a) Organization, as limited agent of the Fund Company, shall (i) receive for acceptance as of the Close of Trading on each Business Day (the "Trade Date") orders and instructions for the purchase, redemption or exchange of Shares, and (ii) upon acceptance of any such orders and instructions, communicate such acceptance to the Fund Company and transmit to the Fund Company orders and instructions to purchase, exchange or redeem Shares. Orders and payment for shares of a Fund, must be received by Fund Company at the time and in the manner set forth in these Operating Procedures. All Orders are subject to final acceptance or rejection by Fund Company or its agent in its sole discretion and are effective only upon acceptance. Fund Company may, in accordance with applicable law, delay redemption of shares.

        (b) On each business day, Organization shall aggregate and calculate the net purchase and redemption amounts for such orders and communicate each such net aggregate amounts to the Fund Company. Organization agrees and warrants that no order or instruction for the purchase, redemption or exchange of shares received by it after the Close of Trading will be transmitted to

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the Fund Company as a purchase, redemption or exchange before that Close of
Trading on that Trade Date. All communications herein shall be by facsimile or other form of written electronic transmission mutually agreeable to the parties. If provided in the applicable shareholder's account application, dividends, capital gains, and other distributions will be automatically reinvested on the distribution payment date at net asset value in accordance with each Fund's then current prospectus.

        (c) Organization may submit a purchase, sale or redemption order (an "Order") for shares on behalf of a client to such Fund Company's designated contact by telephone, by fax, or by direct systems access via NSCC Fund/SERV and NETWORKING systems. With respect to Orders submitted by telephone or fax, such Orders received by Organization prior to the Close of Trading on any given Business Day ("Trade Date") and transmitted to Fund Company by 7:30 pm Eastern time on that Trade Date will be executed at the Trade Date NAV. With respect to Orders transmitted via NSCC Fund/SERV and NETWORKING systems, such Orders received by Organization prior to the Close of Trading on Trade Date and transmitted to Fund Company by the time established by NSCC Fund/SERV and NETWORKING procedures on that Trade Date will be executed at the Trade Date NAV. All other Orders will be executed at the NAV established on the day after Trade Date. Orders placed via the NSCC Fund/SERV and NETWORKING systems shall comply with and be subject to the settlement procedures required by the NSCC.

        d) In addition to the procedures set forth above, Organization shall follow those other procedures relating to the Funds as may be set forth in the Prospectus for the Funds. In the event of any inconsistency between these Operating Procedures and the Prospectus, the Prospectus will control.